Exhibit 4(a)(6)
EXECUTION COPY

INVESTMENT AGREEMENT
dated as of September 17, 2009
between
Elan Corporation, plc
and
Janssen Pharmaceutical

-i-

     INVESTMENT AGREEMENT, dated as of September 17, 2009 (this “Agreement”), between Elan Corporation, plc, a public limited company incorporated under the laws of Ireland (the “Company”), and Janssen Pharmaceutical, an Irish unlimited company (“Investor”).
RECITALS:
     WHEREAS, the Company and Investor have entered into that certain Subscription and Transfer Agreement, dated as of July 2, 2009 (the “Subscription and Transfer Agreement”), pursuant to which, among other things, Investor will acquire the Placing ADSs (which will be evidenced by American depositary receipts (“ADRs”) to be issued pursuant to the Deposit Agreement), on the terms and subject to the conditions set forth therein.
     WHEREAS, in order to induce the Company to enter into the Subscription and Transfer Agreement and to induce Investor to invest funds in the Company pursuant to the Subscription and Transfer Agreement, Investor and the Company have agreed to enter into this Agreement for the purpose, among other things, of granting Investor certain rights and setting forth the governance of certain matters described in this Agreement.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions
          (a) As used in this Agreement, the following terms will have the following meanings:
     “ADS Market Value” as of any date of determination is equal to (i) if the ADSs are listed or admitted to trading on the NYSE, the sum of the daily volume weighted average prices of one ADS on the NYSE for each of the twenty (20) consecutive trading days immediately preceding the relevant date, divided by twenty (20); (ii) if the ADSs are not then listed or admitted to trading on the NYSE, the sum of the daily last reported sale prices (or if no sale takes place on any particular day, the average of the closing bid and asked prices on such day) as reported by a reputable quotation source designated by the Company for each of the twenty (20) consecutive trading days immediately preceding the relevant date, divided by twenty (20) and (iii) if the ADSs are not then listed or admitted to trading on any securities exchange and no such reported sale price or bid and asked prices are available, the average of the reported high bid and low ask prices on the last day on which such information was available, as reported in The Wall Street Journal (Eastern Edition), or, if The Wall Street Journal shall cease to be published, or, if the publication of general circulation of The Wall Street Journal (Eastern Edition) shall be suspended for whatever reason, such other English language newspaper as is selected by the Company with general circulation in The City of New York, New York.
     “ADSs” means Ordinary Shares, as represented by American Depositary Shares (each ADS representing one Ordinary Share).
     “Affiliate” of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under direct or indirect common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.
     “Aggregate Issuance Anti-Dilution Amount” with respect to any Triggering Issuance is equal to the product of (x) the aggregate number of ADSs acquired by Investor pursuant to the Subscription and Transfer Agreement and (y) the amount equal to (1) the Reference Market Price minus (2) the New Issuance Price with respect to such Triggering Issuance.
     “Aggregate Par Value” means the aggregate nominal value of the Ordinary Shares represented by ADSs included in the applicable Aggregate Share Number.
     “Aggregate Share Number” with respect to any Triggering Issuance for which Investor has elected to exercise its rights under Section 2.7, is equal to the quotient obtained by dividing (x) that portion of the relevant Aggregate Issuance Anti-Dilution Amount in respect of which Investor has elected to exercise its rights under Section 2.7 and (y) the ADS Market Value as of the date of consummation of such Triggering Issuance, with such quotient rounded up to the nearest whole number.
     “All or Substantially All” means, at any date of determination, assets (i) having an aggregate fair market value exceeding 50% of the fair market value of the total assets of the Company and its Subsidiaries, determined on a consolidated basis as of the last day of the most recently-completed fiscal quarter of the Company ended prior to such date of determination for which financial statements are in existence or (ii) representing more than 50% of the total revenues of the Company and its Subsidiaries, determined on a consolidated basis for the most recent four consecutive fiscal quarters of the Company ended prior to such date of determination for which financial statements are in existence.
     “Beneficially Owned” or “Beneficial Ownership” with respect to any subject security means having “beneficial ownership” of such subject security, as determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of this Agreement (but disregarding the phrase “within sixty days” in paragraph (d)(1)(i) thereof), including pursuant to any contract, arrangement or understanding (whether or not in writing), any relationship or otherwise. Without duplicative counting of the same securities by the same person, securities Beneficially Owned by a person shall include all securities Beneficially Owned, directly or indirectly, by such person, any of such person’s Affiliates and any other person with which or whom such person or such person’s Affiliates would constitute a Group. A “Beneficial Owner” of a security is a person who has Beneficial Ownership of such security.
     “Board” means the board of directors of the Company.
     “Business Combination” means: (i) the sale, lease, transfer, conveyance or other disposition of All or Substantially All of the assets of the Company and its Subsidiaries, taken as a whole, to any person or Group (other than Investor and its Affiliates) or (ii) any transaction (including any merger, consolidation or scheme of arrangement) the consummation of which would result in any person or Group (or, in the case of a direct merger, consolidation or scheme of arrangement, the shareholders of such person or Group) (other than Investor and its Affiliates) becoming, directly or indirectly, the Beneficial Owner of Company Voting Securities with an aggregate voting power representing more than fifty percent (50.0%) of the Company Combined Voting Power.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in New York City or Dublin, Ireland.
     “CDA” means the confidentiality agreement, dated as of October 29, 2008, between the Company and Johnson & Johnson Pharmaceutical Services, LLC.
     “Company Combined Voting Power” at any measurement date shall mean the total number of votes which could have been cast in an election of members of the Board had a meeting of the shareholders of the Company been duly held based upon a record date as of the measurement date if all Company Voting Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.
     “Company Subsidiary” means any Subsidiary of the Company.
     “Company Voting Securities” means, collectively, (i) the Ordinary Shares (including Ordinary Shares represented by ADSs) and (ii) any other securities entitled, or that may be entitled, to vote generally for the election of members of the Board, in each case issued and outstanding at the date of determination.
     “Completion” shall have the meaning ascribed thereto in the Subscription and Transfer Agreement.
     “Covered Securities” means (i) the ADSs acquired by Investor pursuant to the Subscription and Transfer Agreement (including the Ordinary Shares represented by such ADSs and ADRs evidencing such ADSs) and (ii) any Qualified Securities (including any Ordinary Shares or ADSs issued upon conversion, exchange or exercise of such Qualified Securities or any ADRs evidencing such Qualified Securities) acquired by Investor pursuant to Section 2.6 or Section 2.7, in each case whether at the time owned by Investor or a Permitted Transferee.
     “Derivative Instrument” means (i) any security, warrant, option or right of any nature that is convertible into or exchangeable or exercisable for, or otherwise gives the holder thereof any rights in respect of (whether or not the right to convert, exchange or exercise is subject to the passage of time, contingencies or contractual restrictions or any combination thereof) any Company Voting Securities or (ii) any other derivative security (as defined under Rule 16a-1 under the Exchange Act) that increases in value as the value of any Company Voting Securities increases, including a long convertible security, a long call option and a short put option position, in each case regardless of whether (x) such interest conveys any voting rights in Company Voting Securities, (y) such interest is required to be, or is capable of being, settled through the delivery of Company Voting Securities or (z) other transactions hedge the economic effect of such interest; provided, however, that currency hedging transactions shall not constitute Derivative Instruments.
     “Deposit Agreement” means the Amended and Restated Deposit Agreement, dated as of May 17, 1996, as further amended and restated as of November 12, 2003, among the Company, The Bank of New York and all holders from time to time of ADRs issued thereunder.
     “Depositary” means The Bank of New York, as depositary under the Deposit Agreement.

     “Dispute” shall have the meaning ascribed thereto in the Subscription and Transfer Agreement.
     “Effective Date” shall mean the date of this Agreement.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge (whether legal or equitable and whether fixed or floating), option, right to acquire, right of pre-emption, interest, equity, assignment, title retention, adverse claim of ownership or use, hypothecation, power of sale or restriction of any kind or other encumbrance of any kind or any agreement to create any of the foregoing.
     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
     “Group” means two or more persons acting, formally or informally, as a partnership, limited partnership, syndicate, or other group or pursuant to any agreement, arrangement or understanding, in any event, for the purpose of acquiring, holding, voting or disposing of securities.
     “holding company” shall have the meaning given to it by Section 155 of the Companies Act, 1963.
     “New Issuance Price” with respect to any issuance of Qualified Securities means (i) in the case of Qualified Securities that are Ordinary Shares or ADSs, the per Ordinary Share or per ADS purchase price paid in such issuance (without giving effect to any underwriting discounts or selling commissions) and (ii) in the case of Qualified Securities that are securities, warrants, options or rights of any nature that are convertible into or exchangeable or exercisable for, or otherwise give the holder thereof any rights in respect of any Ordinary Share or ADS, the reference, implied, conversion, exchange or comparable price with respect to each underlying or reference Ordinary Share or ADS.
     “NYSE” means the New York Stock Exchange.
     “Ordinary Shares” means ordinary shares of the Company, par value €0.05 per share.
     “Parent” means Johnson & Johnson, a New Jersey corporation.
     “Permitted Transferee” means Parent or any Wholly-Owned Subsidiary of Parent.
     “Placing ADSs” shall have the meaning ascribed thereto in the Subscription and Transfer Agreement.
     “Proportionate Interest” of a shareholder at any given time shall mean the ratio of (a) the number of Ordinary Shares (including Ordinary Shares represented by ADSs) then owned by such shareholder (after giving effect to the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into Ordinary Shares or ADSs then owned by such shareholder) to (b) the total number of Ordinary Shares (including Ordinary Shares represented by ADSs) then owned by all shareholders (after giving effect to the exercise, exchange or conversion of all securities exercisable or exchangeable for or convertible into Ordinary Shares or ADSs then owned by all shareholders), and excluding for purposes of such ratio equity-based awards granted pursuant to one or more stock option plans approved by the Board.

     “Qualified Securities” means any Ordinary Shares, ADSs or any other securities, warrants, options or rights of any nature that are convertible into or exchangeable or exercisable for, or otherwise give the holder thereof any rights in respect of (whether or not the right to convert, exchange or exercise is subject to the passage of time, contingencies or contractual restrictions or any combination thereof) any Ordinary Share or ADS, including those issued in connection with or attached to any debt financing transaction.
     “Reference Market Price” means $7.17.
     “register,” “registered,” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form F-3.
     “Registrable Securities” means the Securities (and any shares of capital stock or other equity interests issued or issuable to Investor with respect to such Securities by way of stock dividends or stock splits or in connection with a combination of shares, subdivision, consolidation, bonus issue, capitalization issue, recapitalization, merger, consolidation, scheme of arrangement, reorganization, reclassification or similar transaction), which, in the case of Securities that are Ordinary Shares, shall be deposited under the Deposit Agreement and represented by ADSs prior to the registration thereof; provided that, once issued, such Securities will not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 or (iii) they shall have ceased to be outstanding.
     “Registration Expenses” mean all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under Section 2.3, including all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show”, rating agency fees, the reasonable fees and disbursements of a single U.S. law firm and a single Irish law firm acting as counsel for Investor in connection with such registration, the reasonable fees and disbursements of the Company’s counsel, expenses of the Company’s independent accountants in connection with any regular or special reviews or audits or “comfort” letters incident to or required by such registration, and reasonable fees and disbursements of underwriters customarily paid by the issuers, including liability insurance if the Company so desires, but shall not include Selling Expenses.
     “Rule 144”, “Rule 172” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
     “Rule 10b5-1” means such rule promulgated under the Exchange Act (or any successor or similar provision), as the same shall be amended from time to time.
     “Sale” means, in respect of any Covered Securities, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments (but excluding, for the avoidance of doubt, any currency hedging arrangement), whether voluntarily or by operation of law, whether in a single transaction or a series of related transactions.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities” means (i) the ADSs acquired by Investor pursuant to the Subscription and Transfer Agreement, (ii) any Qualified Securities acquired by Investor pursuant to Section 2.6 or Section 2.7 and (iii) any Ordinary Shares or ADSs issued to Investor upon conversion, exchange or exercise of any Qualified Securities acquired by Investor pursuant to Section 2.6 or Section 2.7.
     “Securities Act” means the U.S. Securities Act of 1933, as amended.
     “Selling Expenses” mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for Investor (other than those fees and disbursements of counsel for Investor expressly included in Registration Expenses).
     “Shareholders’ Agreement” shall have the meaning ascribed thereto in the Subscription and Transfer Agreement.
     “Standstill Period” means the period commencing on the Effective Date and continuing until the fifth anniversary of the Effective Date.
     “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a Subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more Subsidiaries thereof.
     “Transaction Documents” shall have the meaning ascribed thereto in the Subscription and Transfer Agreement.
     “Wholly-Owned Subsidiary” of any person means a Subsidiary of such person, 100% of the outstanding shares of which (other than directors’ qualifying shares) shall at the time be owned by such person or by one or more Wholly-Owned Subsidiaries of such person.
          (b) As used in this Agreement, the terms set forth below will have the meanings assigned in the corresponding Section listed below:

Term	Section
ADR	Preamble
Agreement	Preamble
Alternate Investor Attendee	2.1	(d)
Company	Preamble
Company Indemnitee	2.3(g	)(2)
Demand Registration	2.3(a	)(1)
Demanding Other Holders	2.3(a	)(7)
Election Notice	2.7	(a)
Indemnified Party	2.3(g	)(3)
Indemnifying Party	2.3(g	)(3)
Investor	Preamble
Investor Director	2.1	(a)
Investor Indemnitee	2.3(g	)(1)
Investor Information	2.3(g	)(1)
Maximum Number of Securities	2.3(a	)(3)
Nominee	2.1	(a)
Ownership Limit	2.5	(a)
Piggyback Registration	2.3(a	)(4)
Pre-Contractual Matters	3.5	(b)
Preemptive Securities	2.6	(a)
Shelf Registration Statement	2.3(a	)(2)
Subscription and Transfer Agreement	Recitals
Triggering Issuance	2.7	(a)
U.S. GAAP	2.8	(d)
Valid Business Reason	2.3(a	)(1)
          (c) Terms used but not defined herein shall have the respective meanings ascribed thereto in the Subscription and Transfer Agreement.
     1.2 Interpretation; Other Definitions
          (a) Unless expressly stated in this Agreement or the context otherwise requires, in this Agreement:
          (1) references to persons are deemed to include references to natural persons, firms, partnerships, companies, corporations, associations, bodies corporate, trusts, investment funds, governments, states or agencies (in each case whether or not having a separate legal personality) but references to individuals are deemed to be references to natural persons only;
          (2) words importing the singular include the plural and vice versa and words importing the masculine include references to the feminine and neuter and vice versa;
          (3) subject to Section 3.3 hereof, reference to writing or similar expressions includes transmission by facsimile or electronic means;

          (4) unless otherwise defined in this Agreement, a word or phrase the definition of which is contained or referred to in section 2 of the Companies Act, 1963 has the meaning attributed to it by that definition;
          (5) references to acts, statutory instruments and other legislation are, unless otherwise specified, to legislation operative in Ireland and to such legislation, modified, consolidated, amended or re-enacted as at the date of this Agreement and any subordinate legislation made under that legislation;
          (6) reference to this Agreement, to any other document or to any specified provision of this Agreement or any other document is a reference to this Agreement, to such other document or to such provision as in force for the time being and as amended or supplemented from time to time;
          (7) the terms “including” or “includes” will be interpreted so as not to limit the meaning of any words preceding such terms;
          (8) if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day, such action or duty will be taken or performed on the Business Day next following such day;
          (9) all references to recitals, sections, clauses, paragraphs, schedules, annexures and Exhibits are to recitals in, sections, clauses and paragraphs of and schedules, annexures and Exhibits to this Agreement;
          (10) all references to time are references to Irish time;
          (11) any reference to a person includes his or its successors, personal representatives and permitted assigns;
          (12) words such as “hereby”, “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” will, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section, clause or paragraph hereof; and
          (13) any reference to a party or the parties is a reference to a party or the parties to this Agreement unless the context otherwise admits or requires.
          (b) It is acknowledged and agreed by the parties that the provisions of this Agreement have been negotiated, drafted and settled jointly by and on behalf of the parties and accordingly if any question arises at any time as to the meaning, intent or interpretation of any provision or provisions of this Agreement, no presumption or burden of proof will arise in favour of or against any party solely as a result of the authorship of any of the provisions of this Agreement.

ARTICLE II
ADDITIONAL AGREEMENTS
     2.1 Board Representation
          (a) Unless a breach by Investor or any of its Affiliates of Section 2.5 has occurred and is continuing, for so long as Investor (together with the Permitted Transferees) Beneficially Owns at least 10.0% of the outstanding Company Voting Securities, Investor shall have the right, but not the obligation, by notice in writing to the Company (in accordance with Section 2.1(e)) to designate one person (who is not a U.S. citizen or resident) for nomination for election to the Board (such designee, a “Nominee” and, following his or her appointment to the Board, an “Investor Director”); provided, however, that such person satisfies any applicable requirements imposed by the Company’s memorandum and articles of association (and that are applicable to directors of the Company generally) and all applicable laws, regulations, rules and codes of practice. For the avoidance of doubt, in addition to fiduciary obligations imposed by applicable law, each Investor Director shall be subject to the provisions of the Company’s memorandum and articles of association applicable to directors of the Company generally, including those provisions relating to matters in respect of which a director has a material interest or is otherwise interested, and all laws, regulations, rules and codes of practice as may be applicable from time to time.
          (b) For so long as Investor has the right to designate any person for nomination for election to the Board pursuant to Section 2.1(a), the Company agrees, subject to its memorandum and articles of association, to take all lawful action to procure, at the next scheduled meeting of the Board occurring not less than 30 days following receipt of the notice referred to in Section 2.1(a) (or, in the case of the first Nominee designated pursuant to Section 2.1(a), to the extent such notice is received not less than 30 days prior to Completion, no later than 5 Business Days following Completion), the co-option of the Nominee to the Board and thereafter to use its reasonable best efforts to procure, at the next annual general meeting of shareholders of the Company, the re-election of the Investor Director to the Board, including by (1) nominating such individual to be elected as a director as provided herein, (2) including such nomination and other required information regarding such individual in the Company’s proxy statement for the annual general meeting of shareholders of the Company and (3) soliciting or causing the solicitation of proxies in connection with the election of such individual as a director.
          (c) In the event that the Investor Director is not re-elected to the Board at such annual general meeting, Investor will, for so long as it has the right to designate any person for nomination for election to the Board pursuant to Section 2.1(a), be entitled to designate (in accordance with Section 2.1(a)) an alternative person as Nominee and the provisions of Section 2.1(b) will apply to any alternative person so designated.
          (d) For so long as Investor has the right to designate any person for nomination for election to the Board pursuant to Section 2.1(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of an Investor Director, Investor shall have the right to designate (in accordance with Section 2.1(a)) a replacement to fill such vacancy, and the provisions of Section 2.1(b) will apply to any replacement person so designated. For so long as Investor has the right to designate any person for nomination for election to the Board pursuant to Section 2.1(a), the Company shall not take any action to cause the removal of an Investor Director without cause unless it is directed to do so by Investor, and if the Company is so directed, the Company shall take all necessary or desirable and lawful actions to effect such removal and to elect a replacement Investor Director as provided in the immediately preceding sentence. In addition, for so long as Investor has the right to designate any person as an Investor Director, any such Investor Director may, subject to the applicable provisions of the Company’s memorandum and articles of association and all applicable laws, regulations, rules and codes of practice, designate at any time an alternate (an “Alternate Investor Attendee”) to attend a meeting of the Board in lieu of such Investor Director (and subject to the provisions of this Agreement applicable to such Investor Director).
          (e) In respect of any newly-proposed Nominee, Investor shall notify the Company of the proposed Nominee, in writing, together with all information concerning such person that is reasonably requested by the Company, including, without limitation, such information as is necessary to comply with applicable disclosure rules.
          (f) The Company agrees to reimburse each Investor Director and Alternate Investor Attendee for all reasonable and documented out-of-pocket expenses incurred in connection with the performance of his or her duties as an Investor Director and Alternate Investor Attendee, as the case may be, including reasonable and documented out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof, and each Investor Director shall be entitled to indemnification arrangements, director and officer insurance coverage and other similar protections equivalent to such arrangements and insurance coverage applicable to all non-employee directors of the Company or to which all non-employee directors of the Company are entitled or receive. Investor agrees that no Investor Director shall be entitled to any compensation for serving as a director of the Company.
          (g) The Company shall notify the Investor Director and Alternate Investor Attendee, as the case may be, of all regular and special meetings of the Board or any committee of the Board of which the Investor Director is a member. The Company shall provide the Investor Director and Alternate Investor Attendee, as the case may be, with copies of all notices, minutes, consents and other materials provided to all other directors concurrently as such materials are provided to the other directors.
          (h) All obligations of the Company pursuant to this Section 2.1 relating to the Investor Director shall terminate immediately, and Investor shall take all lawful action to cause the Investor Director to resign promptly from the Board (and the Company shall be entitled to take all lawful action to remove the Investor Director from the Board), when Investor no longer has the right to designate any person as an Investor Director for nomination for election to the Board pursuant to Section 2.1(a). Without prejudice to the foregoing, at any such time, Investor Director shall not vote or exercise any other rights or powers of office during the period pending resignation. Any vacancy created by such resignation may be filled by the Board or the shareholders of the Company in accordance with the Company’s memorandum of association and articles of association and applicable law.
          (i) Investor will (i) procure that no Investor Director or Alternate Investor Attendee will pass, directly or indirectly, any information concerning the Company or any Company Subsidiary which may come into his or her possession as Investor Director or Alternate Investor Attendee to any person other than Investor or any direct or indirect holding company of Investor and (ii) comply, and will cause any such direct or indirect holding company of Investor that is the recipient of any such information to comply, with the confidentiality provisions set forth in the CDA with respect to such information.
     2.2 Voting
          (a) Investor shall, and shall cause each Affiliate of Investor to, be present, in person or by proxy, at all meetings of shareholders of the Company, so that all Ordinary Shares (including Ordinary Shares represented by ADSs) having voting rights which are Beneficially Owned by Investor and Affiliates of Investor may be counted for the purpose of determining the presence of a quorum at such meetings.
          (b) With respect to any matter submitted to a vote of the holders of Company Voting Securities or the holders of any class of Company Voting Securities within 18 months of the date of this Agreement, the Investor shall, and shall cause each Affiliate of Investor to, vote all Company Voting Securities Beneficially Owned by Investor and any Affiliate of Investor on a pro rata basis proportionate to all other votes actually cast on the particular matter by the holders, other than the Investor and any Affiliate of Investor, of Company Voting Securities or such class of Company Voting Securities, as the case may be.
     2.3 Registration Rights
          (a) Registration
          (1) On or after the date that is 18 months following the Effective Date and, subject to Section 2.3(e), Section 2.4(a)(1) and the other terms and conditions of this Agreement, upon the written request of Investor, requesting that the Company effect the registration under the Securities Act of at least 5.0 million of Investor’s Registrable Securities (which shall, in the case of Registrable Securities that (i) are not Ordinary Shares or ADSs, be calculated after giving effect to the exercise, exchange or conversion thereof into Ordinary Shares or ADSs or (ii) are Ordinary Shares, be represented by ADSs prior to the registration thereof) and specifying the number of Registrable Securities proposed to be sold and intended method of disposition thereof, the Company thereupon will, as expeditiously as reasonably practicable (taking into account, among other things, any requirement under the Securities Act for the Company to prepare additional or supplemental interim financial statements in connection therewith), use its commercially reasonable efforts to effect the registration under the Securities Act pursuant to this Section 2.3 of the Registrable Securities which the Company has been so requested to register by Investor (a “Demand Registration”); provided that in no event shall the Company be required to effect more than six Demand Registrations in total, more than two Demand Registrations in any 12-month period or more than one Demand Registration in any 90-day period, in each case pursuant to this Section 2.3(a)(1). Each Demand Registration made pursuant to this Section 2.3(a)(1) may involve an underwritten offering. Subject to Section 2.3(a)(3), the Company may include in any such registration other securities for sale for its own account or for the account of any other person who has written contractual piggyback registration rights. If the Board (excluding Investor Director), in its good faith judgment, determines that (A) any registration of Registrable Securities should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization or merger or similar material transaction involving the Company, in each case, which is then under consideration by the Company or (B) any registration of Registrable Securities would require the disclosure of material non-public information concerning the Company which would be, in the good faith judgment of the Board (excluding Investor Director), contrary to the best interests of the Company to disclose at the time and is not, in the opinion of the Company’s counsel, otherwise required to be disclosed (a “Valid Business Reason”), the Company may postpone filing a registration statement relating to a Demand Registration (but not the preparation thereof) until such Valid Business Reason no longer exists, but in no event for more than 60 days during any 12-month period, provided, however, that in no event shall the Company postpone filing a registration statement relating to a Demand Registration pursuant to a Valid Business Reason described in clause (B) above unless the Company also postpones filing a registration statement for itself and all other persons that may have contractual registration rights. The Company shall give written notice of its determination to postpone a registration statement and of the fact that the Valid Business Reason for such postponement no longer exists, in each case, promptly after the occurrence thereof. If the Company gives Investor notice of its determination to postpone a registration statement, Investor shall have the right, within 10 Business Days of receipt thereof, to withdraw its request for Demand Registration, in which case such request shall not be counted for the purposes of this Section 2.3(a)(1). Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing under this Section 2.3 more than once in any 12-month period.
          (2) Any registration pursuant to this Section 2.3(a) may, and if so requested by Investor will, be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If Investor intends to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 2.3(c). The underwriter(s) in any such distribution shall be selected by Investor and consented to by the Company (such consent not to be unreasonably withheld or delayed).
          (3) If a Demand Registration relates to an underwritten offering in which securities of the Company or any person with written contractual piggyback registration rights are to be included and the managing underwriter(s) advise the Company and Investor that in their reasonable opinion the dollar amount or number of Registrable Securities requested to be included in such registration, together with (x) the securities, if any, to be included in such registration by the Company and (y) the securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other securityholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of securities which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the offering price of the securities) (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), the Company will include in such registration or prospectus only such number of securities that, in the reasonable opinion of such managing underwriter(s), can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the Registrable Securities of Investor, (ii) second, the securities the Company proposes to sell and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.
          (4) If, at any time that Investor shall have the right to request a Demand Registration pursuant to Section 2.3(a)(1), the Company proposes to register any of its securities (other than pursuant to a Demand Registration pursuant to Section 2.3(a)(1)) and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to Investor of its intention to effect such a registration (but in no event less than 15 days prior to the anticipated filing date) and will include in such registration all Registrable Securities with respect to which the Company has received a written request from Investor for inclusion therein within 10 days after the date of the Company’s notice (a “Piggyback Registration”). For the avoidance of doubt, no such Piggyback Registration shall be counted when calculating the maximum number of Demand Registrations provided pursuant to Section 2.3(a)(1). Investor may withdraw any such request, and its Registrable Securities from such Piggyback Registration, by giving written notice to the

Company and the managing underwriter, if any, on or before the second Business Day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 2.3(a)(4) prior to the effectiveness of such registration, whether or not Investor has elected to include Registrable Securities in such registration.
          (5) If the registration referred to in Section 2.3(a)(4) is proposed to be underwritten, the Company will so advise Investor and as a part of the written notice given pursuant to Section 2.3(a)(4). In such event, the right of Investor to registration pursuant to Section 2.3(a)(4) will be conditioned upon Investor’s participation in such underwriting and the inclusion of Investor’s Registrable Securities in the underwriting, and Investor will (together with the Company and any other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company; provided that in connection with any Piggyback Registration pursuant to the terms of such underwriting agreement or otherwise, Investor shall not be required to agree to any terms that are any less favorable than that which is required of any other shareholder participating in such underwriting; provided, however, that if Investor disapproves of the terms of the underwriting, Investor may elect to withdraw therefrom by written notice to the Company and the managing underwriter.
          (6) If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriter(s) advise the Company that in their reasonable opinion the dollar amount or number of securities requested to be included in such registration, taken together with the Registrable Securities as to which registration has been requested under Section 2.3(a)(4) and the securities, if any, as to which registration has been requested pursuant to the written contractual piggyback registration right of other securityholders of the Company, exceeds the Maximum Number of Securities, the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell and (ii) second, Registrable Securities of Investor and securities of any other securityholder exercising contractual piggyback registration rights, pro rata on the basis of the aggregate number of such securities requested to be included by each such person, subject to the terms of this Agreement.
          (7) If a Piggyback Registration relates to an underwritten offering on behalf of any securityholders of the Company (other than Investor) who have exercised demand registration rights (the “Demanding Other Holders”), and the managing underwriter(s) advise the Company that in their reasonable opinion the dollar amount or number of securities requested to be included in such registration, taken together with (x) the securities, if any, to be included in such registration by the Company, (y) the Registrable Securities as to which registration has been requested under Section 2.3(a)(4) and (z) the securities, if any, as to which registration has been requested pursuant to the written contractual piggyback registration right of other securityholders of the Company, exceeds the Maximum Number of Securities, the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the offering price of the securities), which securities will be so included in the following order of priority: (i) first, the securities proposed to be sold by the Demanding Other Holders, if any, (ii) second, Registrable Securities of Investor, and securities of any other securityholder exercising contractual piggyback registration rights, pro rata on the basis of the aggregate number of such securities requested to be included by each such person and (iii) third, the securities the Company proposes to sell, subject to the terms of this Agreement.
          (b) Expenses of Registration All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by Investor (or, if the Selling Expenses also relate to any other securityholders of the Company, borne by Investor and the holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered). The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.3(a)(1), the request of which has been subsequently withdrawn by Investor unless (i) the withdrawal is based upon material adverse information concerning the Company that the Company had not publicly revealed at least 48 hours prior to the request or that the Company had not otherwise notified Investor of at the time of such request, (ii) the withdrawal is pursuant to receipt of the Company’s notice of its determination to postpone a registration statement for a Valid Business Reason pursuant to Section 2.3(a)(1) or (iii) Investor agrees to forfeit its right to one Demand Registration pursuant to Section 2.3(a)(1).
          (c) Obligations of the Company Whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities, the Company shall, as expeditiously as reasonably practicable (taking into account, among other things, any requirement under the Securities Act for the Company to prepare additional or supplemental interim financial statements in connection therewith):
          (1) Prepare and file with the SEC a registration statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the registration of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its reasonable best efforts to cause such filed registration statement to become effective without unreasonable delay and remain effective for not less than 90 days or, if earlier, until the date on which all Registrable Securities included in such registration statement shall have been sold or shall have otherwise ceased to be Registrable Securities.
          (2) Prepare and file with the SEC a prospectus or prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement and, subject to Section 2.3(c), keep such prospectus or prospectus supplement current.
          (3) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
          (4) Furnish to Investor and any underwriters, upon written request of Investor and underwriters, as applicable, such number of copies, without charge, of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
          (5) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such U.S.

jurisdictions as shall be reasonably requested by Investor or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by Investor; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.
          (6) Notify Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act (whether physically or through compliance with Rule 172 or any similar rule) of the happening of any event as a result of which the applicable registration statement or prospectus, as then in effect, contains an untrue statement of a material fact or omits to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (7) Give written notice to Investor:
     (A) when any registration statement filed pursuant to Section 2.3 or any amendment thereto has been filed with the SEC and when such registration statement or any post-effective amendment thereto has become effective;
     (B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;
     (C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
     (D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the securities subject of the registration for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
     (E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to correct any untrue statement of a material fact or any omission of any material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (which notice, in each case, shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).
          (8) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 2.3(c)(7)(C) at the earliest practicable time.

          (9) Cooperate with Investor to facilitate the timely delivery of Registrable Securities to be sold, which shall not bear any restrictive legends, and to enable such Registrable Securities to be issued in such denominations and registered in such names as Investor may reasonably request at least two Business Days prior to the closing of any sale of Registrable Securities.
          (10) Upon the occurrence of any event contemplated by Section 2.3(c)(6) or 2.3(c)(7)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to Investor and any underwriters, the registration statement and prospectus will not contain an untrue statement of a material fact or omit to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If the Company notifies Investor in accordance with Section 2.3(c)(7)(E) to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then Investor and any underwriters shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus (at the Company’s expense) other than permanent file copies then in Investor’s or underwriter’s possession. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 60 days.
          (11) If applicable, use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by Investor or any managing underwriter(s).
          (12) Enter into customary agreements, including an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company reasonably available to participate in reasonable “road show”, similar sales events and other marketing activities), (i) make such representations and warranties to Investor and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish underwriters opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the registration statement) who have certified the financial statements included in such registration statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, (v) deliver such documents and certificates as may be reasonably requested by Investor, its counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company, (vi) agree to a customary “clear markets” or “lock-up” provision (with customary exceptions) and (vii) agree to pay the costs and expenses of any underwriters pursuant to customary underwriter expense reimbursement provisions (excluding, for the avoidance of doubt, any Selling Expenses).
          (13) Make available for inspection by Investor, the managing underwriter(s), if any, and any attorneys or accountants retained by Investor or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information in each case reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such registration statement.
          (14) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange; provided that the applicable listing requirements are satisfied.
          (15) If not already obtained, obtain a CUSIP number for all Registrable Securities that have been registered under the Securities Act pursuant to this Section 2.3.
          (16) Make generally available to its securityholders no later than 18 months after the effective date of the registration statement, an “earning statement” satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder.
          (17) Use reasonable best efforts to take all other steps customary or necessary to effect the registration and sale of the Registrable Securities as contemplated hereby.
          (d) Suspension of Sales Upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits to state a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus or prospectus supplement, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or, in each case, that circumstances exist that make inadvisable the use of such registration statement, prospectus or prospectus supplement, Investor shall forthwith discontinue disposition of Registrable Securities until Investor has received copies of a supplemented or amended prospectus or prospectus supplement, or until Investor is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, Investor shall use its commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Investor’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180 day period shall not exceed 60 days.
          (e) Termination of Registration Rights Investor’s registration rights as to any securities held by Investor (or its Affiliates) shall not be available unless such securities are Registrable Securities.
          (f) Furnishing Information

          (1) To the extent any free writing prospectus is used, the Company shall file with the SEC any free writing prospectus that is required to be filed by the Company with the SEC in accordance with the Securities Act and retain any free writing prospectus not required to be filed.
          (2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.3(c) that Investor and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.
          (g) Indemnification
          (1) The Company agrees to indemnify Investor and each person, if any, that controls Investor within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, an “Investor Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus, final prospectus or issuer free writing prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by Investor (or any amendment or supplement thereto), or any omission to state therein a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, in each case, that the Company shall not be liable to such Investor Indemnitee in any such case to the extent that any such loss, claim, damage, action, liability, cost and expenses (including without limitation reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses) results from an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Investor expressly for use in connection with such registration statement, including any such preliminary prospectus, final prospectus or issuer free writing prospectus contained therein or any such amendments or supplements thereto (the “Investor Information”).
          (2) Investor agrees to indemnify the Company, each person, if any, that controls the Company within the meaning of the Securities Act, and their respective officers, directors, general or limited partners, members, employees, agents, representatives and Affiliates, and each person who participates as an underwriter in an underwritten offering of Registrable Securities and each person that controls such underwriter (each, a “Company Indemnitee”), against any and all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees, expenses and disbursements of attorneys and other professionals incurred in connection with investigating, defending, settling, compromising or paying any such losses, claims, damages, actions, liabilities, costs and expenses), joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus, final prospectus or free writing prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus prepared by the Company or authorized by it in writing for use by Investor (or any amendment or supplement thereto), or any omission to state therein a material fact (i) in the case of such registration statement, required to be stated therein or necessary to make the statements therein not misleading or (ii) in the case of such prospectus, necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case, to the extent that the statement or omission was made in reliance upon and in conformity with the Investor Information.
          (3) Promptly after receipt by any person of any notice of any loss, claim, damage, action, liability, costs or expenses in respect of which indemnity may be sought pursuant to Section 2.3(g)(1) or Section 2.3(g)(2), such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, damage, action, liability, costs or expenses; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel and one local counsel in each relevant jurisdiction) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement does not include any admission of wrongdoing and includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
          (4) If for any reason the indemnification provided for in Section 2.3(g)(1) or Section 2.3(g)(2) is unavailable to the Indemnified Party with respect to any losses, claims, damages, actions, liabilities, costs or expenses contemplated by Section 2.3(g)(1) and Section 2.3(g)(2) or is insufficient to hold the Indemnified Party harmless as contemplated by Section

2.3(g)(1) or Section 2.3(g)(2), as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as result of such losses, claims, damages, action, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party, as well as any other relevant equitable considerations. The relative fault of the Indemnified Party, on the one hand, and of the Indemnifying Party, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by Investor Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and Investor agrees that it would not be just and equitable if contribution pursuant to this Section 2.3(g)(4) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 2.3(g)(4). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding any provisions of this Section 2.3 to the contrary, Investor’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by Investor.
          (5) The rights and obligations of the Company and Investor under this Section 2.3(g) shall survive the termination of this Agreement.
          (h) Rule 144 The Company covenants that it will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of Investor in connection with Investor’s sale of Registrable Securities pursuant to Rule 144, make publicly available such information as necessary to permit such sale pursuant to Rule 144), and it will take such further action as Investor may reasonably request, all to the extent required from time to time to enable Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Investor in connection with Investor’s sale of Registrable Securities pursuant to Rule 144, the Company will deliver to Investor a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.
          (i) Rule 10b5-1 Program In the event that Investor intends to enter into any Rule 10b5-1 program relating to the disposition of any securities of the Company owned by Investor, the Company agrees that it will, to the extent requested by the broker administering the plan, promptly provide any customary acknowledgement of such plan in a form and substance reasonably acceptable to the Company; provided, however, that the terms of such program provide that any disposition of Covered Securities pursuant to such program shall comply with the provisions of Section 2.4.
     2.4 Restrictions on Transfer
          (a) Covered Securities
          (1) Investor shall not, without the prior written consent of the Company, make or solicit any Sale of, or create, incur or assume any Encumbrance with respect to, any Covered Securities; provided, however, that Investor may make or solicit a Sale of, or grant an Encumbrance with respect to, Covered Securities:
          (A) to a Permitted Transferee;

          (B) to the Company or an Affiliate of the Company designated by the Company;
          (C) pursuant to any Business Combination, tender or exchange offer to acquire some or all of the Covered Securities or other extraordinary transaction with respect to the Company, in each case, commenced by any person (including by Investor or any of its Affiliates so long as such Business Combination, tender or exchange offer or other extraordinary transaction by Investor or its Affiliates would not otherwise result in a violation of the provisions of Section 2.5 at such time);
          (D) on or after the date that is 18 months following the Effective Date in an amount which (after giving effect to the exercise, exchange or conversion of such Covered Securities, if applicable), together with all other Sales made pursuant to this clause (D) in any 12-month period, does not exceed 10.0% of the Qualified Securities then outstanding (calculated after giving effect to (x) the effect of any stock split, reverse stock split, reclassification, repurchase or other similar transaction affecting the Qualified Securities and (y) the exercise, exchange or conversion of such Qualified Securities); or
          (E) in the event that the number of outstanding Ordinary Shares (including Ordinary Shares represented by ADSs) would be reduced by reason of a tender offer therefor, or other repurchase thereof, made by the Company or any of its Subsidiaries and in respect of which Investor is not solicited on a pro rata basis, to the extent necessary to prevent the Covered Securities Beneficially Owned by Investor from constituting in excess of 18.4% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs), but only after all material conditions with respect to such tender offer or other repurchase transaction (other than any such condition that can be satisfied only at the closing thereof) have been satisfied or irrevocably waived by the Company; provided, however, that this clause (E) shall cease to apply in the event that Investor acquires additional Ordinary Shares (including Ordinary Shares represented by ADSs), which acquisition results in Investor’s Beneficial Ownership exceeding 18.4% of the outstanding Ordinary Shares (including Ordinary Shares represented by ADSs).
          (2) No Sale of Covered Securities to a Permitted Transferee shall be effective until such time as such Permitted Transferee has executed and delivered to the Company, as a condition precedent to such Sale, an instrument or instruments, reasonably acceptable to the Company, confirming that such Permitted Transferee agrees to be bound by all obligations of Investor hereunder. Investor shall not, and shall cause each Affiliate of Investor not to, transfer control of any Permitted Transferee to any person that is not also a Permitted Transferee if such transfer would directly or indirectly result in a Sale of Covered Securities in violation of the provisions of this Section 2.4.
          (b) Improper Sale or Encumbrance Any attempt not in compliance with this Agreement to make any Sale of, or create, incur or assume any Encumbrance with respect to, any Covered Securities shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records, as applicable, to such attempted Sale or Encumbrance.

     (c) Restrictive Legend. (1) Each certificate (if any) evidencing the Covered Securities shall be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legends required by agreement or by applicable securities laws):
THIS SECURITY IS SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN INVESTMENT AGREEMENT DATED AS OF SEPTEMBER 17, 2009 BETWEEN ELAN CORPORATION, PLC AND JANSSEN PHARMACEUTICAL AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE TERMS OF THAT AGREEMENT.
          (2) Investor consents to the Company (and/or the Depositary, as applicable) making a notation on its records and giving instructions to any transfer agent of shares in order to implement the restrictions on transfer established in this Agreement.
          (3) Following the Sale of any Covered Security in accordance with this Section 2.4 and subject to applicable law, the Company shall, at the request of Investor, cause the removal from each certificate evidencing such Covered Security the legend described in Section 2.4(c)(1).
     2.5 Standstill During the Standstill Period except (i) as otherwise expressly provided in this Section 2.5 or (ii) as expressly requested in writing by the Board (excluding Investor Director), Investor will not, and will cause its Affiliates not to, directly or indirectly (whether acting alone, as part of any Group or in concert with any other person):
          (a) acquire or agree, offer, seek or propose to acquire, ownership (including Beneficial Ownership) of (i) any Company Voting Securities or Derivative Instruments (other than up to the number of Company Voting Securities and Derivative Instruments, which after giving effect to such acquisition and the exercise, exchange, conversion or settlement of such Derivative Instruments (calculated assuming that the number of Company Voting Securities deemed Beneficially Owned in respect of any Derivative Instrument being the notional or other number of Company Voting Securities being specified in the documentation evidencing such Derivative Instrument as being subject to be acquired upon the exercise, exchange, conversion or settlement of such Derivative Instrument or as the basis upon which the value or settlement amount of such Derivative Instrument is to be calculated), would not result in Investor’s Beneficial Ownership exceeding 18.4% of the outstanding Company Voting Securities and Derivative Instruments issued by the Company (after giving effect to the exercise, exchange, conversion or settlement of such Derivative Instruments) (the “Ownership Limit”), from time to time during the Standstill Period) or (ii) All or Substantially All of the assets of the Company and its Subsidiaries, taken as a whole, whether by purchase or otherwise, or take any action in furtherance of any thereof; provided, however, that no acquisition described in clause (i) of this paragraph (a) shall be deemed to occur solely due to (x) a stock split, reverse stock split, reclassification, reorganization or other transaction by the Company affecting the Company Voting Securities generally, (y) a stock dividend or other pro rata distribution by the Company to holders of the outstanding Company Voting Securities or (z) any other change in the outstanding number of Company Voting Securities; or
          (b) solicit proxies or consents, assist any other person in any way, directly or indirectly, in the solicitation of proxies or consents, or otherwise become a “participant” in a “solicitation”, or assist any “participant” in a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act, as in effect on the date of this Agreement), in opposition to the recommendation or proposal of the Board, or recommend, request, induce or attempt to induce any other person to take any such actions, or seek to advise any other person with respect to the voting of Company Voting Securities; or
          (c) join in or in any other way participate in a partnership, pooling agreement, syndicate, voting trust or other Group with respect to Company Voting Securities, or make any public announcement with respect to, or submit a proposal or offer for any Business Combination; or
          (d) initiate, propose or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Company or any Company Subsidiary or induce or attempt to induce any other person to initiate any shareholder proposal or seek election to, or seek to place a representative on, the Board or seek removal of any member of the Board; or
          (e) take any action (i) to advise, assist or finance (or assist or arrange financing to or for) any other person in connection with any of the matters restricted by, or to otherwise seek to circumvent the limitations of the provisions of, this Section 2.5, (ii) to publicly announce or disclose its willingness or desire to engage in a transaction or group of transactions restricted by this Section 2.5 or (iii) to request or propose, or direct or authorize any other person to request or propose, a waiver, modification or amendment of any of the provisions of this Section 2.5.
     This Section 2.5 does not prohibit, limit or restrict (i) Investor and its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement (including pursuant to Sections 2.1, 2.6 and 2.7 of this Agreement) or the other Transaction Documents, in each case in accordance with the terms thereof, (ii) any Investor Director from performing his or her duties as a director of the Company in accordance with the Company’s memorandum and articles of association and all applicable laws, regulations, rules and codes of practice as may be applicable from time to time, (iii) Investor or any of its Affiliates from voting its Company Voting Securities in connection with any matter submitted to the shareholders of the Company, or making any Sale of Covered Securities pursuant to any Business Combination, tender or exchange offer or other extraordinary transaction with respect to the Company, in each case, commenced by any person (including by Investor or any of its Affiliates, so long as such Business Combination tender or exchange offer or other extraordinary transaction by Investor or its Affiliates would not otherwise result in a violation of this Section 2.5 at such time) or (iv) Investor or its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by their existing agreement with the Company and its Subsidiaries relating to their NanoCrystal technology or from discussing, negotiating or entering into any other negotiated licensing or similar transaction relating to such NanoCrystal technology.
     If, at any time during the Standstill Period, (i) the Company enters into a definitive agreement providing for a Business Combination, (ii) a tender or exchange offer or similar transaction which, if consummated, would constitute a Business Combination is commenced by any person (other than Investor or its Affiliates) or (iii) the Board shall publicly announce that it has determined to sell the Company and will consider proposals for the acquisition of the Company or has otherwise publicly stated that Company is for sale then, in any such case the provisions of paragraphs (a), (b), (c), (d) and (e) of this Section 2.5 shall terminate immediately and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if, (x) with respect to clause (i) of this sentence, such Business Combination is terminated without being consummated, (y) with respect to clause (ii) of this sentence, such offer or similar transaction is withdrawn, terminated or expires without being consummated and (z) with respect to clause (iii) of this sentence, the Board shall publicly announce that it has rescinded its determination to sell the Company, all provisions of this Section 2.5 previously terminated shall be reinstated and shall be in full force and effect in accordance with their terms from and after the date of such withdrawal, termination or expiration or the date on which the Board publicly announces that it has rescinded its determination to sell the Company, as applicable; provided further that such reinstatement shall not prevent Investor or any of its Affiliates from continuing to pursue any activities described in paragraph (a), (b), (c), (d) or (e) of this Section 2.5 that were commenced prior to the date of such reinstatement.
     Notwithstanding anything in this Section 2.5 to the contrary, nothing in this Section 2.5 shall prohibit Investor or any of its Affiliates from acquiring any Company Voting Securities or Derivative Instruments or the securities of any successor to or person in control of the Company by or through (i) a diversified mutual or pension fund managed by an independent investment adviser or pension plan established for the benefit of Investor’s or its Affiliates’ employees or (ii) any 401(k) or similar bona fide benefit plan maintained for the benefit of employees of Investor and its Affiliates (and, in the case of clauses (i) and (ii) of this sentence, any such Company Voting Securities and Derivative Instruments shall not be considered Beneficially Owned by Investor for purposes of determining whether the Ownership Limit has been or would be exceeded); provided that, in each case, neither Investor nor any of its Affiliates shall in any way request or direct that the trustee or other administrator of such plan acquire any Company Voting Securities. Further, nothing herein shall prevent Investor or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another person that Beneficially Owns any Company Voting Securities or Derivative Instruments or the securities of any successor to or person in control of the Company; provided, however, that (a) such person shall have acquired such Company Voting Securities, Derivative Instruments or other securities other than in contemplation of Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person and (b) the Beneficial Ownership of such Company Voting Securities, Derivative Instruments or other securities by such person shall not be a primary reason for Investor or any of its Affiliates acquiring the securities of, or entering into any such merger or other business combination with, such person.
     Notwithstanding anything in this Section 2.5 to the contrary, nothing herein shall prevent the Chairman and/or the Chief Executive Officer of Parent from communicating with the Chairman and/or the Chief Executive Officer of the Company (including for purposes of requesting permission to make any proposal or to take any action prohibited by this Section 2.5); provided that (i) such communication is made confidentially, does not reasonably require public disclosure by the Company, Investor or any of their respective Affiliates and does not reasonably require the issuance of a public response by the Company or any of its Affiliates and (ii) neither the fact that such communication or request has been made or any of the terms thereof or facts with respect thereto are publicly disclosed, directly or indirectly, by Investor or any of its Affiliates. Further, any oral, inadvertent and unauthorized private communication from an employee or agent of Investor or any of its Affiliates to an employee or agent of the Company or any of its Affiliates that would otherwise be prohibited under the terms of this Section 2.5 shall nonetheless not constitute a breach of this Section 2.5 if it is rescinded by Investor promptly following a request by the Company to do so (and, for the avoidance of doubt, shall not constitute a request for a waiver, modification or amendment of the provisions of this Section 2.5).
     2.6 Preemptive Rights
          (a) Subject to Section 2.6(e), if the Company at any time or from time to time proposes to issue any Qualified Securities for cash (including any issuance of Qualified Securities that results, through a series of one or more related transactions, in the Company receiving, directly or indirectly, cash for such issuance), the Company shall, no later than ten Business Days prior to the proposed consummation of such issuance give written notice thereof to Investor. Such notice shall contain the amount of Qualified Securities to be issued, the purchase price in respect thereof and any other terms the Company determines are pertinent regarding the proposed issuance and shall also contain an offer to Investor to purchase, at the same purchase price per Qualified Security at which the Company initially proposed to issue such Qualified Securities, that number of Qualified Securities (the “Preemptive Securities”) equal to the product of Investor’s Proportionate Interest multiplied by the total number of Qualified Securities being offered; provided, however, that the number of Preemptive Securities to be offered to Investor pursuant to this Section 2.6(a) shall be reduced by (i) the number of Qualified Securities that Investor would otherwise have the right to purchase in connection with such issuance pursuant to applicable statutory preemptive rights (after giving effect to any waiver, in whole or in part, of such statutory preemptive rights by the Company’s shareholders, to the extent that such waiver is binding on Investor) or any other contractual preemptive rights that Investor may enforce against the Company and (ii) the number of ADSs issued to Investor pursuant to Section 2.7 in respect of such issuance (if applicable). At any time within ten Business Days after receipt of the notice provided for in the previous sentence Investor may accept the offer made to it in such notice, by furnishing notice thereof to the Company. Failure by Investor to provide such a notice of acceptance within such ten-Business Day period shall be deemed to constitute an election by Investor not to exercise its preemptive right.
          (b) If at the end of the ten-Business Day period referred to in Section 2.6(a) less than all of the Preemptive Securities are accepted for purchase by Investor pursuant to Section 2.6(a), the Company shall be entitled to proceed with the issuance of the Preemptive Securities that Investor did not accept for purchase pursuant to Section 2.6(a), on terms not more favorable than (including as to form of consideration), and for a purchase price equal to or higher than, that set forth in the notices sent to Investor pursuant to Section 2.6(a).
          (c) The closing of the purchase of Preemptive Securities accepted for purchase pursuant to Section 2.6(a) shall take place as soon as reasonably practicable after receipt of the applicable acceptance notice and such purchase shall be at the purchase price specified in the notice sent to Investor pursuant to Section 2.6(a) paid by wire transfer of immediately available funds or pursuant to the same terms and conditions offered to the proposed buyer(s) of Qualified Securities set forth in the initial notice to Investor, in either case in the appropriate amount or other consideration (or if the other consideration is unique, a reasonable monetary equivalent of such consideration) as indicated in such notice against delivery of certificates or other instruments representing the Preemptive Securities so purchased.
          (d) Investor may at its discretion by written notice to the Company waive its entitlement under this Section 2.6 in whole or in part at any time.
          (e) Investor’s entitlement under this Section 2.6 shall not be available (i) at any time that Investor (together with the Permitted Transferees) does not Beneficially Own at least 10.0% of the outstanding Company Voting Securities or (ii) in respect of any issuance of Qualified Securities, which (after giving effect to the exercise, exchange or conversion of such Qualified Securities, if applicable), together with all such issuances made pursuant to this clause (ii) in any 12-month period, would not exceed 10.0% of the outstanding Company Voting Securities (as of (A) the Effective Date, with respect to the initial 12-month period or (B) the first day of any subsequent 12-month period) (after giving effect to the exercise, exchange or conversion of any other securities, warrants, options or rights of any nature (whether or not issued by the Company) that are convertible into or exchangeable or exercisable for, or otherwise give the holder thereof any rights in respect of (whether or not the right to convert, exchange or exercise is subject to the passage of time, contingencies or contractual restrictions or any combination thereof), Company Voting Securities and the effect of any stock split, reverse stock split, re-classification, repurchase or other similar transaction affecting the Company Voting Securities).

          (f) Notwithstanding anything to the contrary in this Agreement, Investor’s rights under this Section 2.6 shall not be triggered by any grant of equity or equity-based awards (or the exercise of any equity-based awards) pursuant to one or more stock option plans approved by the Board.
     2.7 Anti-Dilution Rights
          (a) Subject to Section 2.7(e), if at any time or from time to time within 9 months following the date of this Agreement the Company issues any Qualified Securities for cash (including any issuance of Qualified Securities that results, through a series of one or more related transactions, in the Company receiving, directly or indirectly, cash for such issuance), at a New Issuance Price that is less than the Reference Market Price (a “Triggering Issuance”), then within five Business Days of the consummation of such Triggering Issuance, the Company shall provide written notice to Investor of such Triggering Issuance, including (i) the New Issuance Price, (ii) the Aggregate Issuance Anti-Dilution Amount, (iii) the ADS Market Value as of the date of consummation of such Triggering Issuance and (iv) informing Investor that it is entitled to exercise its rights under this Section 2.7; provided, however, that, without the prior written consent of Investor, the Company shall not make any Triggering Issuance in respect of which the Company would be unable, pursuant to applicable law, to issue and deliver to Investor all or any portion of the ADSs in respect of the Aggregate Share Number specified in any Election Notice.
          (b) Within five Business Days of receipt of such notice, Investor shall provide the Company with a written notice (the “Election Notice”) setting forth (i) that portion (if any) of the Aggregate Issuance Anti-Dilution Amount relating to such Triggering Issuance in respect of which Investor has elected to exercise its rights under this Section 2.7 and (ii) the associated Aggregate Share Number.
          (c) Within ten Business Days of receipt of any Election Notice, the Company shall, against payment by Investor of the Aggregate Par Value, cause to be issued and delivered to Investor ADSs in respect of the applicable Aggregate Share Number. The Company shall pay all fees and expenses of the Depositary in connection with any issuance of ADSs pursuant to this Section 2.7.
          (d) The Company agrees that it will not issue any Qualified Securities if as a result of such issuance the Company would not be capable of complying with its obligations under Section 2.7(c).
          (e) Investor may at its discretion by written notice to the Company waive its entitlement under this Section 2.7 in whole or in part at any time.
          (f) Investor’s entitlement under this Section 2.7 shall not be available (i) at any time that Investor (together with the Permitted Transferees) does not Beneficially Own at least 10.0% of the outstanding Company Voting Securities or (ii) in respect of any bona fide underwritten public offering of Qualified Securities.
          (g) Notwithstanding anything to the contrary in this Agreement, Investor’s rights under this Section 2.7 shall not be triggered by any grant of equity or equity-based awards (or the exercise of any equity-based awards) pursuant to one or more stock option plans approved by the Board.
          (h) In the event that the Company effects any stock split, reverse stock split, reclassification, reorganization or other similar transaction affecting the Ordinary Shares or ADSs generally equitable adjustments shall be made to, the terms of this Section 2.7 (including the related definitions referred to herein) so as to preserve the economic benefit intended to be granted to Investor under this Section 2.7.
     2.8 Tax and Accounting Matters The Company covenants that it will:
          (a) provide and cause each of its Affiliates to provide, upon reasonable prior notice, such information as may be reasonably required to enable Parent and any of its Wholly-Owned Subsidiaries to accurately and timely comply with such person’s U.S. tax reporting obligations under the Internal Revenue Code of 1986, as amended, arising in connection with its Beneficial Ownership of 10.0% or more of the outstanding Company Voting Securities;
          (b) if necessary and upon reasonable prior notice, permit Parent (or its authorized representative) reasonable access to examine and copy (at Parent’s expense) the books of account, records and other documentation of the Company and each of its Affiliates, in each case as may be reasonably required to verify the information provided pursuant to Section 2.8(a)(1);
          (c) retain and cause each of its Subsidiaries to retain all records reasonably required to calculate the earnings and profits of and taxes paid for U.S. federal income tax purposes by the Company and each of its Subsidiaries for so long as Parent (together with its Wholly-Owned Subsidiaries) Beneficially Owns at least 10.0% of the outstanding Company Voting Securities (or, if shorter, for 7 years from the date of such records) and, upon reasonable prior notice, to permit Parent (or its authorized representative) reasonable access to copy (at Parent’s expense) such records; and
          (d) in the event that Parent is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) as applicable to Parent) and subject to applicable law, the Company shall use its commercially reasonable efforts to:
          (1) prepare and deliver to Parent, within 120 calendar days after the end of each fiscal year of the Company, the following audited financial statements with respect to the Company and its Subsidiaries: (i) a consolidated balance sheet as of the end of such fiscal year; (ii) a consolidated income (loss) statement for such fiscal year; (iii) a consolidated statement of cash flows for such fiscal year, and (iv) a consolidated statement of changes in shareholders’ equity for such fiscal year;
          (2) prepare and deliver to Parent, within (x) 45 calendar days after the end of each of the first three fiscal quarters in any fiscal year of the Company and (y) within 75 calendar days after the end of the fourth fiscal quarter of the Company in any fiscal year of the Company, the unaudited consolidated income statement and balance sheet data for such period in form and substance substantially consistent with the consolidated income statement and balance sheet data historically furnished to the SEC by the Company on Form 6-K for each of the last four fiscal quarters of the Company immediately prior to the date of this Agreement (as applicable);
          (3) maintain and cause its Affiliates to maintain appropriate books and records, in accordance with the requirements of all applicable laws, and provide and cause its Affiliates to provide Parent, at Parent’s expense, with such access as is reasonably requested by Parent to such books of account, records and other documents (including to examine, audit, take excerpts from and make photocopies thereof), information and personnel, and use its commercially reasonable efforts to provide access to its independent certified public accountant, in each case to allow Parent and its employees and accountants to perform any procedures with respect to information and documents delivered to Parent pursuant to this Section 2.8(d) as may be reasonably requested by Parent;
          (4) provide all support reasonably requested by Parent to conduct all activities related to determining the purchase price accounting in accordance with the equity method of accounting determined in accordance with U.S. GAAP as applicable to Parent;
          (5) ensure that all of the financial statements referred to in this Section 2.8(d) are prepared in accordance with the same system of generally accepted accounting principals used in the Company’s SEC filings, or, if the Company has ceased making filings with the SEC, in the same system of generally accepted accounting principals used to meet the Company’s filing obligations in its country of domicile; and
          (6) (i) cooperate and use its commercially reasonable efforts to cause the Company’s independent certified public accountants to cooperate, with Parent to the extent reasonably requested by Parent in the preparation of Parent’s public earnings releases or other press releases, Current Reports on Form 8-K, Annual Reports to shareholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the SEC, or any other governmental authority or otherwise made publicly available (collectively, the “Parent Public Filings”), (ii) provide to Parent all information that Parent reasonably requests in connection with any Parent Public Filings or that, in the reasonable judgment of Parent or its legal counsel, is required to be disclosed or incorporated by reference therein under any applicable law, (iii) provide such information to enable Parent to prepare, print and release all Parent Public Filings on a timely basis and (iv) use its commercially reasonable efforts to cause the Company’s Auditors to consent to any reference to them as experts in any Parent Public Filings required under applicable law.
ARTICLE III
MISCELLANEOUS
     3.1 Expenses Except as set forth in Section 2.3(b) and Section 2.7(c), each party will bear its own costs and expenses incurred in connection with the preparation, negotiation, entry into and implementation of this Agreement.
     3.2 Rights and Obligations of Parties The obligations of the Company to Investor and of Investor to the Company are owed to them as separate and independent obligations of each such party and each party will have the right to protect and enforce its rights under this Agreement without joining any other party in any proceedings.
     3.3 Notices Any notice or other communication to be given or served under this Agreement will be
          (a) Any notice or other communication to be given or served under this Agreement will be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service (subject to Section 3.3(c)), may be delivered or sent by pre-paid registered post or facsimile addressed as follows:
          (1) to the Company:

Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland
Tel: +353 1 709 4621
Fax: +353 1 709 4713
Attention: William F. Daniel, Company Secretary
          with a copy to (which shall not constitute notice):
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Tel.: 212-701-3450
Fax: 212-378-2416
Attention: Christopher T. Cox, Esq.
          or
          (2) to Investor:
Janssen Pharmaceutical
State Road 933 KM 0.1
Mamey Ward
Gurabo, PR 00778
or
Janssen Pharmaceutical
HC 02, Box 19250
Gurabo, Puerto Rico 00778
Fax: 787-272-7691
Attention: Ivan Cartagena, Director
with a copy to:
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Tel: (732) 524-0400
Fax: (732) 846-2058
Attention: Tom Heyman
Managing Director JPH NV
Global Head Business Development
with a copy to:

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
Tel: (732) 524-0400
Fax: (732) 524-2788
Attention: Office of General Counsel
with a copy to (which shall not constitute notice):
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475
Tel.: 212-474-1000
Fax: 212-474-3700
Attention: George E. Zobitz, Esq.
                Damien R. Zoubek, Esq.
or to such other address or facsimile number as the addressee may have previously substituted by notice.
          (b) A notice or other communication will be deemed to have been duly served or given:
          (1) in the case of delivery, at the time of delivery;
          (2) in the case of posting, 48 hours after posting (and proof that the envelope containing the notice or communication was properly addressed, prepaid, registered and posted will be sufficient evidence that the notice or other communication has been duly served or given); or
          (3) in the case of facsimile, upon receipt by the addressee of the complete text in legible form, but if a notice is given or served at business premises other than between 9:00 am and 5:00 pm on a Business Day, it will be deemed to be given or served between those hours on the next following Business Day.
          (c) A party giving or serving a notice or other communication under this Agreement by facsimile will also give or serve a copy by post but without prejudice to the validity and effectiveness of the service by facsimile.
          (d) All notices or other communications will be in the English language.
     3.4 Announcements
          (a) No party will make or issue any announcement or communication to shareholders, employees (other than as may be reasonably necessary for such party to exercise its rights or comply with its obligations hereunder), customers or suppliers or to securities markets or other authorities or to the media or otherwise, regarding the subject matter of this Agreement or any term or provision of this Agreement without the prior written approval of the other party.
          (b) Section 3.4(a) will not apply if, and to the extent that, such announcement or communication is required by any law applicable to the party making or issuing the announcement or communication by any securities exchange on which the securities of such party are listed or traded, by any regulatory or governmental authority or court having jurisdiction over the party making or issuing the announcement or communication, whether or not the requirement has the force of law, provided that any such announcement or communication may only be made after prior notification to the other party to this Agreement.
          (c) If any party proposes to make or issue an announcement or communication pursuant to this Section 3.4, it will provide copies of that proposed announcement or communication to the other party to this Agreement before the announcement or communication is made or issued unless this would be in breach of any law or regulation in which case a copy of the announcement or communication will be so provided to each party as soon as reasonably practicable or in accordance with law or regulation.
     3.5 Whole Agreement
          (a) This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, supersedes any previous agreements relating to the subject matter of this Agreement and sets out the complete legal relationship of the parties arising from or connected with that subject matter; provided, however, that each of the parties acknowledges and agrees, and Investor shall cause Johnson & Johnson Pharmaceutical Services, LLC to acknowledge and agree, that this Agreement (i) shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Company or Johnson & Johnson Pharmaceutical Services, LLC under the CDA and (ii) shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the CDA, which is ratified and affirmed in all respects and shall continue in full force and effect, in each case except that (x) the provisions set forth in Section 2.5 hereof (including the related definitions referred to therein) shall be deemed to supersede the provisions set forth in Section 5 of the CDA (including the related definitions referred to therein) and (y) in respect of “Confidential Information” (as defined in clause 17.1 of the Shareholders’ Agreement) only, the provisions set forth in clause 17 of the Shareholders’ Agreement (including the related definitions referred to therein) shall be deemed to supersede the provisions set forth in Section 2 of the CDA (including the related definitions referred to therein).
          (b) Each of the parties acknowledges and agrees that, other than as expressly set out in this Agreement, it has not been given and has not relied upon nor been induced to enter into this Agreement in reliance upon any warranty, representation, covenant, undertaking, agreement, understanding, assurance or other statement of any nature (“Pre-Contractual Matters”) and hereby unconditionally and irrevocably waives any claims, rights or remedies which it might otherwise have in relation to any Pre-Contractual Matters and no party will have any liability in respect of them.
          (c) The parties acknowledge that they have equal bargaining power and that the terms of this Agreement are based, amongst other things, on the terms of this Section and, having taken independent advice, each of such terms is reasonable.
          (d) Save as expressly set out in this Agreement with respect to the subject matter of this Agreement, no party will owe any duty of care to any other party with respect to the subject matter of this Agreement.

          (e) Nothing in this Agreement will be read or construed as excluding any liability or remedy in respect of fraud or fraudulent or willful misrepresentation.
     3.6 Amendment; Waiver No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party. The conditions to each party’s obligation to consummate the transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer or representative of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     3.7 Counterparts and Facsimile For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute one and the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.
     3.8 Governing Law; Jurisdiction
          (a) This Agreement and all relationships created by it and arising out of or in connection with it, together with all Disputes, will in all respects be governed by and construed in accordance with Irish law; provided, however, that Section 2.3 and all rights and obligations pursuant thereto and arising out of or in connection therewith, together with all Disputes related thereto, will in all respects will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules thereof, and the federal securities laws of the United States of America.
          (b) Each of the parties agrees that the Irish courts will have exclusive jurisdiction to hear, settle and/or decide any Dispute (including claims for set-off and counter claims) and the Company and Investor agree that the Irish courts are the most appropriate and convenient courts to hear and decide any Dispute and therefore that they will not argue to the contrary.
     3.9 WAIVER OF JURY TRIAL EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     3.10 Assignment No party may assign or transfer all or part of its rights or obligations under this Agreement, except that Investor may assign or transfer the benefit of its rights under this Agreement to a Permitted Transferee; provided, however, that such Permitted Transferee has executed and delivered to the Company, as a condition precedent to such assignment or transfer, an instrument or instruments, reasonably acceptable to the Company, confirming that such Permitted Transferee agrees to be bound by all obligations of Investor hereunder. Investor shall not, and shall cause each Affiliate of Investor not to, transfer control of any Permitted Transferee to any person that is not also a Permitted Transferee if such transfer would directly or indirectly result in an assignment or transfer in violation of the provisions of this Section 3.10. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors in interest and assigns.
     3.11 Severability All of the terms and provisions of this Agreement are distinct and severable and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Agreement and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected. The parties will then use all reasonable endeavours to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.
     3.12 No Third Party Beneficiaries Except as and to the extent set forth in Section 2.3(g), nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto or their permitted assignees, any benefit, right or remedies.
     3.13 Remedies The parties agree that the restrictions set forth in this Agreement, including, without limitation, Section 2.5 hereof, are reasonable protections to the immediate, proper and legitimate interests of each party. The parties further agree (i) that any breach of any of the restrictions set forth in this Agreement by a party or any of its Affiliates would cause substantial and irreparable injury to the other party and that money damages would not be a sufficient remedy for an actual or threatened breach of this Agreement because of the difficulty of ascertaining the amount of damage that would be suffered by such other party in the event that this Agreement is breached, (ii) that, in addition to all other remedies available at law or equity, such other party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach or threatened breach, without proof of actual damages, and (iii) to waive any requirement for the securing or posting of any bond in connection with such remedy.
     3.14 Remedies Cumulative Subject always to Section 3.5, the provisions of this Agreement and the rights and remedies of the parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a party may have whether arising under common law, statute, custom or otherwise. No failure or delay by any party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, and the exercise by a party of any one right or remedy under this Agreement or at law or in equity will not (unless expressly provided in this Agreement or at law or in equity) operate so as to hinder or prevent the exercise by that party of any other right or remedy.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

SIGNED by:	/s/ Liam Daniel
For and on behalf of
ELAN CORPORATION, PLC

SIGNED by:	/s/ Ivan Cartagena
For and on behalf of
JANSSEN PHARMACEUTICAL
Signature Page to Investment Agreement